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January 6, 2016

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

We have read the statements of Microlin Bio, Inc., formerly known as American Boarding Company, pertaining to our firm included under Item 4.01 of Form 8-K dated January 6, 2016 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ KLJ & Associates, LLP